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                                                                     Exhibit 2.1

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                            ASSET PURCHASE AGREEMENT

                                      AMONG

                          LIBERTY FiTECH SYSTEMS, INC.,

                           LIBERTY ENTERPRISES, INC.,

                           OPEN SOLUTIONS FiTECH, INC.

                                       AND

                               OPEN SOLUTIONS INC.

                           Closing Date June 30, 2003

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                                TABLE OF CONTENTS

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                                                                                                                      PAGE
1        DEFINITIONS..............................................................................................      1

2        SALE OF ASSETS; CLOSING..................................................................................      4
         2.1.     Sale of Assets..................................................................................      4
         2.2.     Consideration...................................................................................      4
         2.3.     Net Current Liabilities Adjustment to Purchase Price............................................      4
         2.4.     Accounts Receivable Adjustment to Purchase Price................................................      6
         2.5.     Buyer's Assumption of Liabilities...............................................................      7
         2.6.     Closing.........................................................................................      7
         2.7.     Deliveries by Seller and Seller's Parent at Closing.............................................      8
         2.8.     Deliveries by Buyer and Buyer's Parent at Closing...............................................      9

3        REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER'S PARENT.............................................      9
         3.1.     Organization and Power..........................................................................      9
         3.2.     Authorization...................................................................................     10
         3.3.     No Conflict.....................................................................................     10
         3.4.     Title to Purchased Assets.......................................................................     10
         3.5.     Condition of Purchased Assets...................................................................     10
         3.6.     Financial Statements............................................................................     11
         3.7.     Accounts Receivable; Credits....................................................................     11
         3.8.     Pre-Bill........................................................................................     11
         3.9.     Litigation......................................................................................     11
         3.10.    Compliance with Law.............................................................................     12
         3.11.    Absence of Undisclosed Liabilities..............................................................     12
         3.12.    Absence of Certain Changes......................................................................     12
         3.13.    Contracts.......................................................................................     13
         3.14.    Intellectual Property...........................................................................     13
         3.15.    Real Property...................................................................................     15
         3.16.    Environmental Matters...........................................................................     16
         3.17.    Labor; ERISA....................................................................................     16
         3.18.    Taxes...........................................................................................     17
         3.19.    Relationships with Related Persons..............................................................     17
         3.20.    Brokers.........................................................................................     18
         3.21.    Solvency........................................................................................     18
         3.22.    Statements not Misleading.......................................................................     18

3A.      INVESTMENT REPRESENTATIONS...............................................................................     18
         3A.1.    Disclosure of Information.......................................................................     18
         3A.2.    Accredited Investor.............................................................................     18
         3A.3.    Purchase Entirely for Own Account...............................................................     19
         3A.4.    No Public Market; Restricted Securities.........................................................     19
         3A.5.    Legends.........................................................................................     19

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
4        REPRESENTATIONS AND WARRANTIES OF BUYER..................................................................     19
         4.1.     Organization and Power of Buyer.................................................................     20
         4.2.     Authorization; Shares Duly Issued...............................................................     20
         4.3.     No Conflict.....................................................................................     20

5        COVENANTS................................................................................................     20
         5.1.     Further Assurances..............................................................................     20
         5.2.     Covenants not to Compete........................................................................     21
         5.3.     Use of Names....................................................................................     23
         5.4.     Passage of Title and Risk of Loss...............................................................     23
         5.5.     Transfer of Goodwill and Business...............................................................     23
         5.6.     Expenses; Transfer Taxes........................................................................     23
         5.7.     Taxes...........................................................................................     24
         5.8.     Employment Matters..............................................................................     24

6        INDEMNIFICATION..........................................................................................     25
         6.1.     Indemnified Losses..............................................................................     25
         6.2.     Indemnification By Seller.......................................................................     25
         6.3.     Indemnification By Seller's Parent..............................................................     25
         6.4.     Indemnification By Buyer........................................................................     26
         6.5.     Third Party Claims Against Buyer................................................................     26
         6.6.     Third Party Claims Against Seller...............................................................     26
         6.7.     Limitations on Indemnification By Seller and Seller's Parent....................................     27
         6.8.     Set-Off.........................................................................................     27
         6.9.     Survival........................................................................................     28
         6.10.    Exclusive Remedy................................................................................     28

7        MISCELLANEOUS............................................................................................     28
         7.1.     Notices.........................................................................................     28
         7.2.     Entire Agreement................................................................................     29
         7.3.     Counterparts....................................................................................     29
         7.4.     Parties in Interest; Assignment.................................................................     29
         7.5.     Governing Law...................................................................................     29
         7.6.     Schedules and Headings..........................................................................     29
         7.7.     Amendment.......................................................................................     29
         7.8.     Waiver..........................................................................................     29

EXHIBITS AND SCHEDULES

Exhibit A     --       Escrow Agreement
Exhibit B     --       Note
Exhibit C     --       Security Agreement
Exhibit D     --       Form of Opinion of Counsel to Seller and Seller's Parent
Exhibit E     --       Bill of Sale, Assignment and Conveyance
Exhibit F     --       Marketing and Referral Agreement
Exhibit G     --       Assignment and Assumption of Lease
Exhibit H     --       Assumption of Liabilities

                                     - ii -

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Exhibit I     --       Registration Rights Agreement
Exhibit J     --       Put and Call Agreement
Exhibit K     --       Transition Services Agreement
Exhibit L     --       Opinion of Counsel to Buyer and Buyer's Parent

Schedule 1A   --       Assumed Liabilities
Schedule 1B   --       Purchased Assets and Excluded Assets
Schedule 2    --       Disclosure Schedules

                                    - iii -

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                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (the "Agreement") is executed as of June 30, 2003, by and among LIBERTY FITECH SYSTEMS, INC., a corporation incorporated under the laws of Minnesota ("Seller"), LIBERTY ENTERPRISES, INC., a corporation incorporated under the laws of Minnesota but only for purposes of Section 2.7 and Articles 3, 5 and 6 of this Agreement (the "Seller's Parent"), OPEN SOLUTIONS FITECH, INC., a corporation incorporated under the laws of the State of Delaware ("Buyer") and OPEN SOLUTIONS INC., a corporation incorporated under the laws of the State of Delaware but only for purposes of Section 2.2(d),
Section 2.8, Article 4 and Section 6.4(d) of this Agreement ("Buyer's Parent") (collectively, the "parties").

                                    RECITALS

         WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, the Purchased Assets (as defined below) upon the terms and conditions of this Agreement;

         WHEREAS, in order to induce Buyer to purchase the Purchased Assets, Seller's Parent, who will receive a direct, tangible and material benefit from the transactions contemplated by this Agreement by virtue of the fact that Seller is a wholly-owned subsidiary of Seller's Parent, is willing to be a party to this Agreement as set forth herein; and

         WHEREAS, in order to induce Seller to sell the Purchased Assets, Buyer's Parent, who will receive a direct, tangible and material benefit from the transactions contemplated by this Agreement by virtue of the fact that Buyer is a wholly-owned subsidiary of Buyer's Parent, is willing to be a party to this Agreement as set forth herein.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         For purposes of this Agreement, the following terms shall have the following meanings:

         "Accounts Receivable" shall mean (a) all of Seller's trade accounts receivable and other rights to payment from customers of the Business customarily included as a receivable on Seller's balance sheet and the full benefit of all security for such accounts or rights to payment, and (b) any claim, remedy or other right related to any of the foregoing.

         "Assumed Liabilities" shall mean only the Current Liabilities and all duties, liabilities or obligations of Seller, if any, arising after the Closing Date in connection with the certain items identified on Schedule 1A, except as otherwise noted on Schedule 1A, and shall specifically exclude, among other things, (i) interest bearing debt, intercompany debt, accrual for deferred compensation payable, and accrued bonus (ii) any liabilities for employment, income, sales,

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property or other Taxes incurred or accrued by Seller, including without limitation as a result of this transaction; (iii) any fees or expenses incurred by Seller in connection with this transaction; (iv) any liabilities related to any employee benefit plan, including, without limitation, any 401(k), any profit sharing or pension plan, whether or not sponsored by Seller, and (vi) any litigation pending against Seller.

         "Business" shall mean the business of developing, marketing and providing data processing services to credit unions, including, without limitation, the licensing of Seller's "MANAGER GOLD" software product and related services.

         "Closing" shall mean the consummation of the purchase and sale transaction described herein.

         "Closing Date" shall mean the date on which the Closing occurs, as specified in Section 2.6.

         "Current Assets" shall mean all Accounts Receivable and prepaid expenses of Seller and other assets classified as current assets in accordance with GAAP.

         "Current Liabilities" shall mean all trade accounts payable and deferred revenue obligations (whether categorized as deferred revenue or as customer deposits), accrued sales commissions, accrued costs of sales of Seller and amounts owing to vendors and suppliers for goods and services provided to Seller before the Closing Date but invoiced after the Closing Date all of which have been accrued on the Final Balance Sheet and other debts, liabilities and obligations that are classified as current liabilities in accordance with GAAP. Notwithstanding the foregoing and notwithstanding its proper classification under GAAP, for purposes of this Agreement, that certain Lease Agreement dated December 18, 2000 between Seller's Parent and Winthrop Resources Corporation shall be deemed an operating lease and not a capital lease.

         "Excluded Assets" shall mean those items listed as such on Schedule 1B hereto.

         "GAAP" shall mean United States generally accepted accounting principles consistently applied.

         "Governmental Entity" shall mean any court, administrative agency, commission, state, municipality or other governmental authority or instrumentality, domestic or foreign, national or international.

         "Lease" shall mean the real property lease for the premises located at 3098 Piedmont Road, Suite 200, Atlanta, Georgia 30305.

         "Liens" shall mean all liabilities, claims, liens, charges, pledges, security interests, restrictions on the use or enjoyment of property or other encumbrances of any kind but excluding Permitted Liens.

         "Material Adverse Effect" shall mean a material adverse effect on the results of operations, financial condition of the Business.

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         "Net Current Liabilities" shall mean the amount of Current Liabilities included in the Assumed Liabilities minus the amount of Current Assets included in the Purchased Assets.

         "Permitted Liens" shall mean the following: (i) statutory liens for taxes not yet due, (ii) liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business; (iii) minor irregularities of title which do not in the aggregate materially detract from the value or use of any of the Purchased Assets; (iv) purchase money security interests, but only to the extent that the specific liability secured by such security interest is included in the Assumed Liabilities and the related security interest is disclosed on Schedule 3.4; and, (v) liabilities, claims, charges and restrictions that constitute Assumed Liabilities or that are created by agreements that are assumed by Buyer.

         "Person" shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity (or any department, agency or political subdivision thereof).

         "Purchase Price" shall mean the aggregate amount to be paid by Buyer to Seller for the Purchased Assets and includes the cash consideration payable pursuant to Section 2.2(a), the Escrow Funds payable pursuant to Section 2.2(b), the Note issuable pursuant to Section 2.2(c) and the Shares issuable pursuant to
Section 2.2(d).

         "Purchased Assets" shall mean all of Seller's property and assets owned as of the Closing Date, whether real, personal or mixed, tangible and intangible, of every kind and description, wherever located, including without limitation those items identified on Schedule 1B, but excluding the Excluded Assets.

         "Records" shall mean all books of account, general, financial and accounting records, files, invoices, payment authorizations, correspondence to and from customers, suppliers and payors, and other data and information owned by Seller.

         "Reference Date" shall mean April 30, 2003.

         "Reference Date Balance Sheet" shall mean the unaudited balance sheet for Seller as of the Reference Date.

         "Related Person" shall mean any officer, director, or to Seller's knowledge, employee or consultant of Seller or any holder of five percent (5%) or more of any class of capital stock of Seller or any member of the immediate family of any such officer, director, or to Seller's knowledge, employee, consultant or shareholder or any entity controlled by any such officer, director, or to Seller's knowledge, employee, consultant or shareholder or a member of the immediate family of any such officer, director, employee, consultant or shareholder.

         "Taxes" (or "Tax" where the context requires) shall mean all federal, state, county, city, local, foreign and other taxes (including, without limitation, premium, excise, value added, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll-related and property taxes, import duties and other governmental charges and assessments), whether or not measured

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in whole or in part by net income, including deficiencies, interest, additions to tax or interest or penalties with respect thereto.

                                   ARTICLE 2

                             SALE OF ASSETS; CLOSING

         SECTION 2.1. SALE OF ASSETS. At the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, free and clear of all Liens (other than those Liens set forth on Schedule 3.4), good and marketable title to all of the Purchased Assets. It is intended that the consummation of the purchase and sale of the Purchased Assets will transfer the Business to Buyer as a going concern with all of the assets, properties and rights used in or required for the operation and conduct of the Business as of the Closing Date.

         SECTION 2.2. CONSIDERATION. The Purchase Price shall be Eleven Million Five Hundred Thousand Dollars ($11,500,000), subject to the adjustments set forth in this Agreement, including without limitation in Sections 2.3 and 2.4 hereof. Buyer shall pay the Purchase Price by delivery in the following manner:

         (a) $6,850,000 in cash by wire transfer at Closing to Seller;

         (b) $1,150,000 (the "Escrow Funds") in cash by wire transfer at Closing to U.S. Bank National Association (the "Escrow Agent"), to be held under an escrow agreement in substantially the form of Exhibit A (the "Escrow Agreement"), said Escrow Funds to be paid in accordance with the Escrow Agreement and the terms and conditions described in this Agreement, including, without limitation, in Sections 2.3, 2.4 and 6.8 hereof;

         (c) $1,700,000 by issuance to Seller of a promissory note of Buyer in the form attached hereto as Exhibit B (the "Note"), to be secured pursuant to a security agreement between Buyer and Seller in the form attached hereto as Exhibit C (the "Security Agreement"); and

         (d) $1,800,000 by issuance to Seller by Buyer's Parent of 193,133 shares of Buyer's Parent's Common Stock with a value of $9.32 per share (the "Shares").

         SECTION 2.3. NET CURRENT LIABILITIES ADJUSTMENT TO PURCHASE PRICE.

         (a) Estimated Net Current Liabilities. Within sixty (60) days following the Closing Date, PricewaterhouseCoopers ("PWC") or an independent third party mutually selected by Buyer and Seller, in the event that PWC is unable to serve, ("Auditor") will prepare and deliver to Seller a balance sheet of the Business (the "Final Balance Sheet") and a statement of the Net Current Liabilities of the Business as of the Closing Date. As prepared by the Auditor, this statement of the Net Current Liabilities shall be referred to as the "Estimated Net Current Liabilities." The Estimated Net Current Liabilities shall be prepared on the basis of GAAP.

         (b) Objection. The Estimated Net Current Liabilities shall be deemed accepted by Seller and binding unless Seller sends Buyer a written objection thereto within fifteen (15) days following Seller's receipt thereof. In the event that Seller delivers a timely written objection as aforesaid, and Buyer and Seller are unable to resolve such objection within fifteen (15) days after

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Buyer is notified of Seller's objection, the matters in dispute shall be submitted for final and binding determination to a firm of independent certified public accountants of national recognition and standing jointly selected by Buyer and Seller other than the Auditor (the "Accountants"). The Accountants shall prepare its resolution statement within forty-five (45) days of appointment. In the event that the parties cannot agree on the identity of the Accountants, the firm to be used shall be selected by lot from among the "Big 4" accounting firms having offices in the Hartford, Connecticut area, other than the Auditor or those firms which have had a material relationship with Buyer or Seller. The Estimated Net Current Liabilities proposed by the Auditor, as adjusted by agreement of Seller and Buyer or finally determined by the Accountants, as applicable, to reflect the resolution of any timely objections made thereto by Seller in accordance with this paragraph, shall constitute the "Final Net Current Liabilities." Buyer and Seller shall each pay their own expenses of preparing and analyzing the Estimated Net Current Liabilities and resolving objections thereto. The fees and expenses of the Auditor and the Accountants used to resolve objections will be borne equally by Buyer and Seller.

         (c) Access to Information. Solely in connection with the preparation of the Estimated Net Current Liabilities and the Final Net Current Liabilities:

                  (i) Buyer shall give the Auditor, Seller and its accountants reasonable access to the books and records of the Business, and shall cause employees of the Business to cooperate with them and provide them with all information reasonably requested, all after receiving reasonable notice from them of their requirements and reaching agreement as to mutually convenient times for review; and

                  (ii) Buyer, Seller and Seller's Parent, to the extent within their respective control, shall give to each other and their agents access to the books, financial records, work papers and other materials and documents used or produced in connection with (A) the preparation of the Estimated Net Current Liabilities and the Final Net Current Liabilities and (B) general post-closing accounting and tax return preparation work.

         (d) Adjustment to Purchase Price. In the event that the Final Net Current Liabilities are greater than One Million Six Hundred Thirty Two Thousand One Hundred Twenty Three Dollars ($1,632,123) ("Excess Net Current Liabilities"), Seller shall be liable for such difference as a reduction in the cash portion of the Purchase Price being held by the Escrow Agent. On the seventy sixth (76"') day following the Closing Date, Buyer shall set-off any Excess Net Current Liabilities from the Escrow Funds and, to the extent the amount of such set-off (after taking into account any Receivable Shortfall to be paid from the Escrow Funds and amounts to be reserved in escrow pending resolution of disputes with respect to the Receivable Shortfall) exceeds the amount of the Escrow Funds then available under the Escrow Agreement, Buyer shall set-off any such shortfall from amounts payable and the principal outstanding under the Note in accordance with Section 6.8 hereof. On the seventy sixth (76th) day following the Closing Date, Buyer and Seller shall jointly instruct the Escrow Agent in writing to release the Escrow Funds to Seller, after payment to Buyer of any Excess Net Current Liabilities and any Receivable Shortfall and after reserving amounts pending resolution of disputes with respect to the Receivable Shortfall (under Section 2.4). Notwithstanding the foregoing, in the event that the Final Net Current Liabilities amount has not been finally determined by such 76th day following the Closing Date

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(i.e. Seller has asserted that the Net Current Liabilities are less than the
Auditor determined), then the amounts not in dispute shall be distributed from escrow consistent with the foregoing (subject to payment of any Receivable Shortfall and the reservation in escrow of amounts pending resolution of disputes with respect to the Receivable Shortfall) and the amount in dispute shall continue to be held in escrow pending the final determination of the Final Net Current Liabilities. Upon Final determination of the Final Net Current Liabilities, Buyer and Seller shall jointly direct the Escrow Agent in writing to release the remaining Escrow Funds to the parties consistent with such final determination, and if the escrow amounts are not sufficient to pay any amounts owing to Buyer, Buyer shall set-off the excess against the Note in the same manner as provided in Section 2.4(b). In the event that the Final Net Current Liabilities is less than One Million Six Hundred Thirty Two Thousand One Hundred Twenty Three Dollars ($1,632,123) (the difference is referred to as the "Reduction in Net Current Liabilities"), the Purchase Price shall be increased by such difference. Buyer shall increase the principal outstanding under the Note that is due and payable on June 30, 2004 in accordance with Section 3 of the Note to satisfy any Reduction in Net Current Liabilities. Payment of the Excess Net Current Liabilities or satisfaction of the Reduction in Net Current Liabilities, as applicable, may be initially made without prejudice to further adjustments which may occur when the Final Net Current Liabilities is resolved.

         SECTION 2.4. ACCOUNTS RECEIVABLE ADJUSTMENT TO PURCHASE PRICE.

         (a) Receivable Shortfall. Buyer and Seller agree that the Purchase Price payable to Seller shall be reduced to the extent that the Accounts Receivable have not been collected by Buyer, net of an aggregate bad debt reserve of $50,031, within sixty (60) days following the Closing Date (the "Collection Period") but only to the extent that such Accounts Receivable are over 90 days old from the date of invoice on the 60th day following the Closing Date; except that Accounts Receivable that as of the Closing Date or as of the end of the Collection Period are (i) disputed, or (ii) subject to pending or threatened litigation shall be deemed to be uncollectible for purposes of this
Section 2.4 and the Purchase Price shall be reduced to the extent of such uncollectible Accounts Receivable.

         (b) Adjustment to Purchase Price. On the second business day following the end of the Collection Period, Buyer shall prepare and furnish to Seller a statement setting forth the Accounts Receivable and all payments made thereon, calculated as of the end of the Collection Period, and the amount, if any, owing from Seller to Buyer pursuant to Section 2.4(a) (a "Receivable Shortfall"). Seller shall have thirteen (13) days after receipt of such statement from Buyer to dispute the collectibility of specific Accounts Receivable included in the Receivable Shortfall. Seller shall be liable for the Receivable Shortfall as a reduction in the cash portion of the Purchase Price. On the seventy sixth (76th) day following the Closing Date, Buyer shall set-off the portion of the Receivable Shortfall that has not been contested by Seller from the Escrow Funds and, to the extent the amount of such set-off exceeds the amount of the Escrow Funds (after taking into account any Excess Net Current Liabilities to be paid from the Escrow Funds and amounts to be reserved in escrow pending resolution of disputes with respect to the Net Current Liabilities) then available under the Escrow Agreement, Buyer shall set-off any such shortfall from amounts payable and the principal outstanding under the Note in accordance with Section 6.8 hereof. On the seventy sixth (76th) day following the Closing Date, Buyer and Seller shall jointly instruct the Escrow Agent in writing to release the Escrow Funds to Seller, after payment to Buyer of any Receivable Shortfall and any Excess Net Current Liabilities, and after reserving amounts pending resolution of disputes with respect to the Net Current Liabilities (under Section 2.3). Notwithstanding the foregoing, in the event that the Receivable Shortfall has not been finally determined by such 76th day following the Closing Date (i.e. Seller has asserted that the Receivable Shortfall is less than the amount determined by Buyer), then the amounts not in dispute shall be distributed from escrow consistent with the foregoing (subject to payment of any Excess Net Current Liabilities and the reservation in escrow of amounts pending resolution of disputes with respect to the Net Current Liabilities) and the amount in dispute shall continue to be held in escrow pending the final determination of the Receivable Shortfall. Buyer shall transfer ownership of any Account Receivable for which Buyer received an adjustment to the Purchase Price to Seller. In the event that Buyer receives payment of any Account Receivable that has been transferred to Seller in accordance with the preceding sentence, Buyer shall pay all such amounts to Seller.

         (c) Dispute Resolution. In the event that Seller delivers a timely written objection to the collectibility of any Account Receivable included in the Receivable Shortfall, and Buyer and Seller are unable to resolve such objection within fifteen (15) days after Buyer is notified of Seller's objection, the matters in dispute shall be submitted for final and binding determination to the Accountants. The Accountants shall have 15 days after being appointed with respect to the Receivable Shortfall to resolve the collectibility of such disputed Accounts Receivable whereupon Buyer and Seller shall jointly direct the Escrow Agent in writing to release the remaining Escrow Funds to the parties as determined by the Accountants, and if such amounts are not sufficient to pay any amounts owing to Buyer, Buyer shall set-off the excess against the
Note in the same manner as provided in Section 2.4(b). Any adjustment to the Purchase Price based on a Receivable Shortfall shall not be construed to be a breach of the representation and warranty contained in Section 3.7.

         (d) Collection of Accounts Receivable. Between the Closing Date and the end of the Collection Period, Buyer shall use reasonable efforts consistent with its usual and customary collection practices to collect the Accounts Receivable, provided that Buyer shall not be obligated to resort to litigation.

         (e) Payments in Transit after the Closing. Any payments that are received by Seller or Seller's Parent after the Closing Date in respect of Accounts Receivable shall be owned by and deemed the property of Buyer, and Seller or Seller's Parent shall turn over to Buyer all such amounts within ten
(10) days of receipt thereof.

         SECTION 2.5. BUYER'S ASSUMPTION OF LIABILITIES. On the terms and subject to the conditions set forth in this Agreement, and in further consideration of the transfer of the Purchased Assets, at the Closing Buyer shall assume only those duties, liabilities or obligations of Seller included in the Assumed Liabilities.

         SECTION 2.6. CLOSING. The Closing shall take place (via facsimile, telephone, mail and other mutually acceptable means of communication and delivery) simultaneously at the offices of Buyer's counsel, Shipman & Goodwin LLP in Hartford, Connecticut and Seller's counsel, Maslon Edelman Borman & Brand, LLP in Minneapolis, Minnesota on the date hereof or at such other time and location as the parties hereto shall agree in writing.

         SECTION 2.7. DELIVERIES BY SELLER AND SELLER'S PARENT AT CLOSING. At the Closing, Seller shall convey, transfer, assign and deliver to Buyer all of the Purchased Assets, including good and merchantable title to all personal property included therein, free and clear of all Liens (other than those Liens set forth on Schedule 3.4). Seller and Seller's Parent shall deliver to Buyer:

         (a) The Escrow Agreement fully executed by Seller;

         (b) An opinion of Seller's and Seller's Parent's counsel, dated the Closing Date, to the effect and substantially in the form of Exhibit D to this Agreement;

         (c) Evidence of authorization to change Seller's name and documents sufficient to effectuate such change;

         (d) Bill of Sale in the form of Exhibit E, and such assignments and other instruments of transfer as may be reasonably satisfactory to Buyer's counsel, and with such consents to the conveyance, transfer and assignment thereof as may be necessary to effect the conveyance, transfer, assignment and delivery of the Purchased Assets and to vest in Buyer the title specified in this Section and to assure to Buyer the full benefit of the Purchased Assets, including without limitation:

                  (i) the transfer of all registered Proprietary Rights of Seller (as such term is defined in Section 3.14 hereof) and applications therefor; and

                  (ii) the consents listed on Schedule 3.3 to the extent Seller has obtained such consents;

         (e) Releases of or commitments to release all Liens on the Purchased Assets, including, without limitation, of the Liens listed on Schedule 3.4, if any;

         (f) A Marketing and Referral Agreement between Buyer's Parent and Seller's Parent in the form attached hereto as Exhibit F, fully executed by Seller's Parent (the "Marketing and Referral Agreement");

         (g) An Assignment and Assumption of Lease with respect to the Lease, in the form attached hereto as Exhibit G, fully executed by Seller and the landlord under the Lease (the "Lease Assignment and Assumption");

         (h) Good Standing Certificates of recent date for Seller from the Secretary of State of the States of Minnesota and Georgia and for Seller's Parent from the Secretary of State of the State of Minnesota;

         (i) The Registration Rights Agreement between Buyer's Parent and Seller in the form attached hereto as Exhibit I duly executed by Seller (the "Registration Rights Agreement");

         (j) A Put and Call Agreement between Buyer's Parent and Seller in the form attached hereto as Exhibit J fully executed by Seller (the "Put and Call Agreement"); and

         (k) A Transition Services Agreement between Buyer and Seller in the form attached hereto as Exhibit K, fully executed by Seller (the "Transition Services Agreement").

         Simultaneously with the delivery referred to in this Section, Seller and Seller's Parent shall take or cause to be taken all such actions as may reasonably be required to put Buyer in actual possession and operating control of the Purchased Assets.

         SECTION 2.8. DELIVERIES BY BUYER AND BUYER'S PARENT AT CLOSING. At the Closing, Buyer or Buyer's Parent, as applicable, shall deliver to Seller and Seller's Parent:

         (a) The Escrow Agreement fully executed by Buyer;

         (b) Assumption Agreement in the form attached hereto as Exhibit H, fully executed by Buyer, pursuant to which Buyer assumes, as of the Closing Date, the Assumed Liabilities;

         (c) The Note and the Security Agreement, fully executed by Buyer, along with such UCC-1 financing statements and such other filings and recordings as Seller may reasonably require to perfect the security interests created by the Security Agreement;

         (d) Certificates evidencing the Shares, duly executed and issued by Buyer's Parent;

         (e) The Marketing and Referral Agreement, fully executed by Buyer's Parent;

         (f) The Lease Assignment and Assumption, fully executed by Buyer;

         (g) The Registration Rights Agreement fully executed by Buyer's Parent;

         (h) The Put and Call Agreement fully executed by Buyer's Parent;

         (i) The Transition Services Agreement fully executed by Buyer;

         (j) An opinion of Buyer's and Buyer's Parent's counsel, dated the Closing Date, to the effect and substantially in the form of Exhibit L to this Agreement;

         (k) In accordance with Section 2.2(a) of this Agreement, Buyer shall deliver to Seller an amount equal to the $6,850,000 cash portion of the Purchase Price; and

         (l) In accordance with Section 2.2(b) of this Agreement, Buyer shall deliver to the Escrow Agent an amount equal to the $1,150,000 Escrow Funds.

                                   ARTICLE 3

          REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER'S PARENT

         Seller and Seller's Parent each hereby severally represents and warrants as to itself to Buyer as follows:

         SECTION 3.1. ORGANIZATION AND POWER. Seller is a corporation duly organized, validly existing and in good standing under the laws of Minnesota. Seller has full power and authority to own its properties and conduct the business presently being conducted by it. Seller's Parent is a corporation duly organized, validly existing and in good standing under the laws of Minnesota. Each of Seller and Seller's Parent has full legal power, authority and capacity to execute this Agreement and to consummate the transactions contemplated by this Agreement.

         SECTION 3.2. AUTHORIZATION. The execution, delivery and performance of this Agreement and all other agreements, instruments and documents contemplated hereby by Seller and Seller's Parent have been duly authorized and approved by all requisite action on the part of their Boards of Directors and shareholders. This Agreement constitutes the valid and binding obligation of Seller and Seller's Parent and is enforceable against Seller and Seller's Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or limiting creditors' rights generally and by equitable principles.

         SECTION 3.3. NO CONFLICT. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not (a) violate any judgment, order or decree applicable to Seller, or any permit, license or approval of any Governmental Entity, (b) violate any law, statute, ordinance, rule or regulation applicable to Seller except to the extent such violations could not reasonably be expected to have a Material Adverse Effect (c) conflict with any provision of Seller's certificate of incorporation or by-laws, (d) except as set forth on
Schedule 3.3, result in any violation of, and will not conflict with, or result in a breach of any terms of, or constitute a default under, any mortgage, instrument or agreement to which Seller is a party or by which Seller or any of the Purchased Assets is bound except to the extent such violation, conflict, breach or default could not reasonably be expected to have a Material Adverse Effect, or (e) except as set forth on Schedule 3.3, require any notice to, or consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity or other Person except to the extent such failure to notify, obtain consent, approval or authorization, or make such registration, declaration or filing could not reasonably be expected to have a Material Adverse Effect.

         SECTION 3.4. TITLE TO PURCHASED ASSETS. Except as stated on Schedule 3.4, Seller has good, valid and marketable title to all of the Purchased Assets, free and clear of all Liens. No other party has any rights or claims to possession of any of the Purchased Assets. Except as set forth on Schedule 3.3, none of the Purchased Assets are subject to any option, contract, arrangement or understanding that would restrict Seller's ability to transfer the Purchased Assets to Buyer as contemplated herein. The Purchased Assets constitute all assets, rights and properties necessary to operate the Business as operated by Seller prior to Closing. Except as set forth on Schedule 3.4, neither Seller's Parent nor any of its affiliates owns, leases or licenses assets, properties or other rights used in the conduct of the Business. All employees engaged in conducting the Business are employees of Seller's Parent. For purposes of this
Article 3, references to employees of Seller or the Business shall be deemed to include employees of Seller's Parent who are assigned to or otherwise primarily engaged in the Business, and references to Seller as their employer shall be deemed to include Seller's Parent.

         SECTION 3.5. CONDITION OF PURCHASED ASSETS. Except as set forth on
Schedule 3.5, all of the Purchased Assets are in good operating condition and repair, ordinary wear and tear excepted, and in the state of maintenance, repair and operating condition required for the proper operation and use thereof in the ordinary and usual course of business by Seller.

         SECTION 3.6. FINANCIAL STATEMENTS. Seller has delivered to Buyer financial information respecting Seller (the "Financial Statements"), as follows: (i) the Reference Date Balance Sheet, a copy of which is attached hereto as Schedule 3.6; (ii) unaudited profit and loss statements of Seller for the four months ended as of the Reference Date; (iii) unaudited balance sheet for Seller as of December 31, 2002; and (iv) unaudited profit and loss statements for Seller for the fiscal year ended December 31, 2002. The Financial Statements fairly present the financial position and results of operations of Seller for the periods then ended and the financial position of Seller at the dates thereof and were prepared in accordance with GAAP; provided, however, the unaudited Financial Statements (i) are subject to normal recurring year-end adjustments and (ii) do not contain all footnote disclosures required by GAAP. Seller's books of account are and, during the period covered by the Financial Statements were, correct and complete in all material respects, fairly and accurately reflect or reflected the income, expenses, assets and liabilities of Seller, including the nature thereof and the transactions giving rise thereto, and provide or provided a fair and accurate basis for the preparation of the Financial Statements.

         SECTION 3.7. ACCOUNTS RECEIVABLE; CREDITS. The Accounts Receivable recorded on the books of Seller, less a bad debt reserve in the aggregate amount set forth in Section 2.4(a) (which was determined by Seller in accordance with GAAP applied on a basis consistent with Seller's prior accounting practices), are bona fide and good, and are and will remain collectible in the amounts shown on the books of account of Seller. No Account Receivable has been released by Seller, in whole or in part, so as to reduce its value. There are no outstanding customer credits or allowances (including allowances for bad debts) which have been authorized by Seller prior to the Closing Date. The uncollectibility of any Account Receivable resulting in an adjustment to the Purchase Price based on a Receivable Shortfall in accordance with Section 2.4 shall not be considered a breach of the representation and warranty of collectibility contained in this
Section 3.7, and if any Account Receivable as to which no such adjustment is made becomes uncollectible after the determination of the Receivable Shortfall, such uncollectibility shall be deemed a breach of the representation and warranty of collectibility set forth in this Section 3.7, subject to the aggregate bad debt reserve described above (to the extent not exhausted in determining the Receivable Shortfall).

         SECTION 3.8. PRE-BILL. Seller has not pre-billed or received prepayment for products to be sold, services to be rendered, or expenses to be incurred subsequent to the Closing Date, except in the ordinary course of business and consistent with Seller's prior practices.

         SECTION 3.9. LITIGATION. Except as set forth on Schedule 3.9, there is no suit, action or proceeding pending against or affecting Seller, Seller's Parent or the employees of Seller or Seller's Parent relating to the Business, the Purchased Assets, or the transactions contemplated hereby, nor to Seller's knowledge is there any such suit, action or proceeding threatened against Seller, Seller's Parent or any of the employees of Seller or Seller's Parent. Neither Seller nor the Business is subject to any order of a Governmental Entity.

         SECTION 3.10. COMPLIANCE WITH LAW. Seller has all necessary licenses, permits and other approvals of Governmental Entities necessary to operate the Business as now conducted, each of which is in good standing, except to the extent such failure could not reasonably be expected to have a Material Adverse Effect, and Seller has conducted the Business and properly filed all necessary reports in accordance with applicable laws and regulations, except to the extent such failure could not reasonably be expected to have a Material Adverse Effect.

         SECTION 3.11. ABSENCE OF UNDISCLOSED LIABILITIES. Seller does not have any liabilities or obligations, either accrued, contingent or otherwise, which are not reflected in (i) the Reference Date Balance Sheet or (ii) this Agreement or the Schedules hereto, except as have been incurred in the ordinary course of business since the Reference Date.

         SECTION 3.12. ABSENCE OF CERTAIN CHANGES. Except as set forth in
Schedule 3.12, since the Reference Date, neither Seller nor the Business has or will have as of the Closing:

         (a) suffered any adverse change in its financial condition, assets, liabilities, net worth or business from that shown on the Reference Date Balance Sheet that, either individually or in the aggregate, has had a Material Adverse Effect;

         (b) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its properties or the Business;

         (c) declared or made or agreed to declare or make any distributions of any assets of any kind whatsoever of the Business other than cash to any shareholder;

         (d) mortgaged, pledged, hypothecated or otherwise encumbered any of its material assets, tangible or intangible;

         (e) sold or transferred any of its assets, property or rights, or canceled or agreed to cancel any of its debts or claims, except for fair value, in the ordinary course of business;

         (f) suffered any Material Adverse Effect in its Business, its relationships with customers or employees, or with respect to its contracts with customers;

         (g) incurred any commitment (through negotiations or otherwise) or any liability to any labor organization, or been involved in any organized labor dispute;

         (h) materially increased the amount of its indebtedness, obligations or liabilities by more than Fifty Thousand Dollars ($50,000) individually or by more than Three Hundred Thousand Dollars ($300,000) in the aggregate;

         (i) entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase a material part of its assets, property or rights;

         (j) placed any orders for materials, merchandise or supplies in exceptional or unusual quantities based upon past operating practices or accepted orders from customers under conditions relating to price, terms or payment, time or delivery, or like matters materially different from the conditions regularly and usually specified on acceptance of orders for similar merchandise from customers similarly situated;

         (k) made any change in the accounting practices or methods followed by it;

         (l) engaged in any restructuring or changed its constitutive documents; or

         (m) entered into any other transaction other than in the ordinary course of business, or been involved in any event or experienced any condition of any character, that, either individually or in the aggregate, has had a Material Adverse Effect on Seller, any of the Purchased Assets or the Business.

         SECTION 3.13. CONTRACTS. Schedule 3.13 lists all of the material contracts, leases, arrangements and understandings to which Seller is a party including, without limitation, sales orders, purchase orders and distribution agreements, which relate to the Business as it is conducted by Seller, other than the Proprietary Agreements (which are listed on Schedule 3.14 (the "Contracts"), (the "Contracts"), each of which was entered into, arrived at or conducted on behalf of Seller with appropriate authority and in accordance with Seller's customary practices. Neither Seller nor, to Seller's or Seller's Parent's knowledge, the other parties to such Contracts, arrangements and understandings are in default thereof and all Contracts are, to Seller's knowledge, valid and in effect. Except as set forth on Schedule 3.13, no customer, supplier or vendor of Seller has given any notice or made any threat or otherwise revealed an intent to cancel or otherwise terminate its relationship with Seller, to materially and adversely change the relationship, to substantially reduce the volume of business it currently does with Seller or to refuse to renew any Contract when it expires.

         SECTION 3.14. INTELLECTUAL PROPERTY.

         (a) Except as set forth on Schedule 3.14(a) and except for readily available, off-the-shelf software supporting back office functions (such as word processing, calendaring, contact management and the like) which is not material to the Business ("Non-Material Software"), Seller either owns, or possesses the perpetual, royalty-free license and other rights reasonably necessary to use, the Proprietary Rights (as defined in Section 3.14(h) below) used by Seller in connection with the Business or related to any Purchased Asset, including, without limitation, the names "MANAGER GOLD" and "FiTECH" and all Proprietary Rights necessary to exclusively develop, manufacture, publish, market, license and sell the proprietary computer software and programs known as "MANAGER GOLD" and "Manager" (collectively, the "FiTech Software"), reference manuals, CD-ROMs and other materials and products published, marketed or licensed by Seller (collectively, the "Products"), all of which are in good standing and, to Seller's knowledge, uncontested and free and clear of any liens or any deposit arrangements and none of the same are owned or licensed or held by any Related Person. Seller has a sufficient number of licenses of Non-Material Software to support its current use and Seller is not in breach of the terms of any licenses for any Non-Material Software.

         (b) Except as set forth on Schedule 3.14(b), Seller is not infringing upon or, otherwise acting adversely to, any Proprietary Rights owned by any third party. Except as set forth on Schedule 3.14(b), no claim, suit, demand, proceeding or, investigation is pending or has been asserted or, to the best knowledge of Seller and Seller's Parent, threatened with respect to, based on or alleging infringement of, any Proprietary Rights owned by any third party, or challenging the validity or effectiveness of any Proprietary Rights used by Seller in connection with the Business or any license for such rights, and there is no basis for any such claim, suit, demand, proceeding or investigation. Seller has taken all actions reasonably necessary to maintain and protect those. Proprietary Rights which it owns or uses or which have been licensed to Seller.

         (c) Schedule 3.14(c) contains a listing of all contracts, agreements, commitments or licenses relating to the Proprietary Rights or the Products except for Non-Material Software to which Seller is a party or by which it is bound, including, without limitation, all license agreements, agreements for software acquisition, development agreements, author agreements, publishing agreements and OEM, VAR, reseller and other distribution agreements (together with all contracts, agreements and licenses for Non-Material Software, collectively the "Proprietary Rights Agreements"). Except as set forth on
Schedule 3.14(c), Seller has delivered to Buyer true and complete copies of all of the Proprietary Rights Agreements (other than end user agreements on a form provided to Buyer in accordance with Section 3.14(f) below) prior to the execution of this Agreement. Except as set forth on Schedule 3.14(c), to Seller's and Seller's Parent's knowledge, on the Closing Date all of the Proprietary Rights Agreements are in full force and effect and enforceable in accordance with their terms and there is no violation or default under the Proprietary Rights Agreements. To Seller's and Seller's Parent's knowledge, no event has occurred or circumstance exists which with notice or lapse of time or both would constitute an event of default, or give rise to a right of termination or cancellation, or result in the loss or adverse modification of any right or benefit under any of the Proprietary Rights Agreements. No party to any Proprietary Rights Agreement has given Seller written notice of breach or made a claim with respect to, and neither Seller nor Seller's Parent is otherwise aware of, any material breach or default under any Proprietary Rights Agreement. Except as set forth on Schedule 3.14(c), there have been no oral or written modifications to the terms or provisions of any of the Proprietary Rights Agreements. No amount payable to Seller or reserved under any Proprietary Rights Agreement has been assigned by Seller and no amount payable to Seller under any Proprietary Rights Agreement is in arrears or has been collected in advance, and to Seller's and Seller's Parent's knowledge, there exists no offset or defense to payment of any amount under any Proprietary Rights Agreement.

         (d) No Person other than Seller may manufacture, develop, publish, market, license or sell the Products without the prior consent of Seller and Seller has not given any such consent except as may be provided in the Proprietary Rights Agreements. None of the individuals or entities who have performed services in connection with the development of any of the Products, as employees or as independent contractors of Seller, holds any Proprietary Rights with respect to such Products. Each of such employees and independent contractors has signed a nondisclosure and invention assignment agreement with or for the benefit of Seller.

         (e) Schedule 3.14(e) contains a true and complete list of all software owned, developed, published or sold by Seller, including, without limitation, the FiTech Software, with all such software owned by Seller designated by an asterisk (*) (the "Company Software"). Except as described on Schedule 3.14(e), the Company Software does not contain any imbedded software of a third party which requires the consent (whether subject to royalty or otherwise) of a party other than Seller in order for any such Company Software to be sold, licensed, updated, enhanced or modified by Seller.

         (f) Seller has provided to Buyer a true and correct copy of each form of license agreement which has been used by Seller in connection with the marketing, license and distribution of the Company Software. Each end user of the Company Software has either signed a license agreement or has acquired the Company Software pursuant to a so-called "shrink wrap" or "click wrap" license with Seller. With respect to any contracts pertaining to the Company Software entered into by Seller, Seller has licensed the Company Software and not sold it, thus retaining ownership of the Company Software. Seller is not aware of any claims actually or purporting to be within the scope of the warranty coverage afforded to licensees of any of the Company Software. There are no defects in any of the Company Software, reasonably detectable with normal use, for which a fix or commercially reasonable work-around does not exist and the FiTech Software functions in accordance with the specifications provided to Buyer and attached as part of Schedule 3.14(f).

         (g) Schedule 3.14(g) contains a true and complete list of all trademarks, trademark registrations, and applications therefor, service marks, service names, trade names, domain names, patents and patent applications, copyright registrations and applications therefor, wholly or partially owned, licensed held or used by Seller or in the conduct of the Business.

         (h) For purposes hereof, "Proprietary Rights" shall mean know-how, technology or other intellectual property, including, without limitation, all trade secrets, proprietary processes, methods and apparatus, information not known to the general public, any literary work (whether or not copyrightable), ideas, concepts, designs, discoveries, formulae, patents, patent applications, product and service developments, inventions, improvements, processes, disclosures, trademarks, trademark applications, trade names, fictional business names, service marks, copyrights, copyright applications, logos, all rights in internet web sites and internet domain names, software, source codes, object codes, algorithms, techniques, architecture, mask work rights, prototypes, engineering and design models, information with respect to firmware and hardware, and any information relating to any product or program which has either been developed, acquired or licensed for or by Seller, including the maintenance, modification or enhancement thereof and all publishing and manufacturing information (including with respect to custom chips, boards and other components).

         SECTION 3.15. REAL PROPERTY. Except as set forth on Schedule 3.15, Seller has delivered to Buyer a true, correct and complete copy of the Lease and any and all ancillary documents pertaining thereto (including, but not limited to, all amendments, consents for alterations and documents recording variations and evidence of commencement dates and expiration dates). The Lease is legal, valid, binding, enforceable against Seller and in full force and effect and represents the entire agreement between the landlord thereunder and Seller with respect to the property subject thereto. To Seller's knowledge, nothing impairs Seller's ability to enforce its rights under the Lease against the landlord. Seller has not received any notice of a breach or default under the Lease, and Seller has not granted to any other Person any rights, adverse or otherwise, under the Lease. Neither Seller nor (to the knowledge of Seller and Seller's Parent) any other party to the Lease, is in breach or default in any material respect, and, to the knowledge of Seller and Seller's Parent, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under the Lease. The rental set forth in the Lease is the actual rental being paid, and there are no separate agreements or understandings with respect to the same.

         SECTION 3.16. ENVIRONMENTAL MATTERS. Seller is not in material violation of any applicable statute, law or regulation relating to the environment or occupational health and safety and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. No Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by Seller or, to the knowledge of Seller and Seller's Parent, by any other Person on any property owned, leased or used by Seller or the Business. For the purposes of the preceding sentence, "Hazardous Materials" shall mean (a) materials which are listed or otherwise defined as "hazardous" or "toxic" under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials or (b) any petroleum products or nuclear materials.

         SECTION 3.17. LABOR; ERISA. (a) Except as set forth on Schedule 3.17, Seller is not, and, as of the Closing Date will not be, a party to any employment or consulting agreement or to any collective bargaining agreement, nor are its employees members of a collective bargaining unit or union, nor has there been any recent unionization activity. Seller has complied with all laws relating to the employment of labor, including provisions relating to wages, hours, collective bargaining, and the payment of unemployment, workers' compensation, Social Security, payroll, withholding and similar Taxes, and is not liable for any arrears of wages, compensation fund contributions or any Taxes or penalties for failure to comply with such laws. Schedule 3.17 attached hereto contains a list of all persons employed by Seller at the Closing Date with their respective current salaries, any commission compensation received during the last twelve (12) months and a description of all benefits provided by Seller to its employees. No employee of Seller has given any notice or made any threat, or otherwise revealed an intent, to cancel or otherwise terminate his or her relationship with Seller or indicated an intention not to accept employment with Buyer, if employment is offered. At the Closing Date, all employees are terminable at will by Seller and will be free of all employment obligations to Seller and all non-competition and confidentiality covenants in favor of Seller and will be free to become employees of Buyer, if Buyer so desires.

         (b) Schedule 3.17 lists each "employee welfare benefit plan" (including without limitation each group insurance and self-insured health plan and severance pay plan) and each "employee pension benefit plan" (including without limitation each retirement plan intended to be qualified under Code
Section 401(a) and each non-qualified deferred compensation plan), in each case within the meaning of Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), pursuant to which Seller has any continuing obligation to provide benefits (other than current compensation, stock options, restricted stock, vacation pay or sick pay arrangements) to any present or former employee, or any beneficiary thereof; each other plan providing compensation (other than salaries or wages), benefits or perquisites to any class of employees or former employees of the Seller, including without limitation any incentive, bonus, stock option, restricted stock, vacation pay and sick pay plans; and any "cafeteria plan" governed by Code Section 125 and operated for the benefit of Seller's employees (collectively, the

"Employee Plans"). None of the Employee Plans requires Buyer to assume any employment, compensation, fringe benefit, pension, profit sharing or deferred compensation agreement or plan in respect of any employee; and Seller does not and has not contributed to or maintained a "multiemployer plan" (as defined in ERISA Section 3(37)).

         SECTION 3.18. TAXES.

         (a) Seller has elected to be taxed as a Subchapter S corporation under
Section 1362 of the Code, and consequently is not required to file federal income tax returns. Seller has prepared and filed or caused to be prepared and filed, all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to Seller, the Purchased Assets or the Business which Seller is required to file on or before the Closing and such Returns were true and accurate and were completed in accordance with applicable law when filed.

         (b) Seller has (i) paid all Taxes it is required to pay and (ii) withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, and Seller has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Seller.

         (c) No audit or other examination of any Return of Seller is presently in progress, nor has Seller been notified of any request for such an audit or other examination.

         (d) Seller does not have any liabilities for unpaid Taxes which have not been accrued or reserved against on the Reference Date Balance Sheet, whether asserted or unasserted, contingent or otherwise, and neither Seller nor Seller's Parent has any knowledge of any basis for the assertion of any such liability attributable to Seller, the Purchased Assets or the Business.

         (e) The transactions contemplated herein are not subject to the tax withholding provisions of Code Section 3406 or Subchapter A of Chapter 3 of the Code or any other provision of law.

         SECTION 3.19. RELATIONSHIPS WITH RELATED PERSONS. Neither Seller or Seller's Parent nor any Related Person of Seller or Seller's Parent has any interest in any material property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the Business. Except for ownership by Seller or Seller's Parent, as a passive investment, of less than one percent (1%) of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market, neither Seller nor Seller's Parent owns or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (a) had business dealings or a material financial interest in any transaction with the Business, other than business dealings or transactions conducted in the ordinary course of business with Seller at substantially prevailing market prices and on substantially prevailing market terms, or (b) engaged in competition with Seller with respect to any line of the products or services of Seller (a "Competing Business") in any market presently served by Seller. No Related Person of Seller or Seller's Parent is a party to any Proprietary Agreement or Contract.

         SECTION 3.20. BROKERS. Except as set forth on Schedule 3.20, there are no claims for brokerage commissions, finder's fees or similar compensation arising out of or due to any act of or on behalf of Seller or Seller's Parent in connection with the transactions contemplated by this Agreement.

         SECTION 3.21. SOLVENCY. (a) Seller is not now insolvent and will not be rendered insolvent by the transactions contemplated by this Agreement. As used in this section, "insolvent" means that the sum of the debts and other probable liabilities of Seller exceeds the present fair saleable value of Seller's assets.

         (b) Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) Seller will be able to pay its liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller after Closing, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

         SECTION 3.22. STATEMENTS NOT MISLEADING. To the knowledge of Seller and Seller's Parent, Seller and Seller's Parent have disclosed all facts, events or transactions which are material to the Purchased Assets and the Business. To the knowledge of Seller and Seller's Parent, no representation or warranty of Seller or Seller's Parent or document furnished by Seller or Seller's Parent hereunder is false or inaccurate in any material respect or contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE 3A

                    INVESTMENT REPRESENTATIONS AND WARRANTIES

         In addition to the representations and warranties set forth in Article 3, Seller hereby represents and warrants to Buyer and for the benefit of Buyer's Parent, as follows in connection with the issuance of the Shares to Seller:

         SECTION 3A.1. DISCLOSURE OF INFORMATION. Seller has had an opportunity to ask questions and receive answers from Buyer and Buyer's Parent regarding the terms and conditions of the offering of the Shares as well as the business, properties, prospects and financial condition of Buyer's Parent.

         SECTION 3A.2. ACCREDITED INVESTOR. Seller, and all shareholders of Seller are "accredited investors" as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT").

         SECTION 3A.3. PURCHASE ENTIRELY FOR OWN ACCOUNT. The Shares will be acquired for investment for Seller's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. Seller presently has no contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Shares.

         SECTION 3A.4. NO PUBLIC MARKET; RESTRICTED SECURITIES. Seller understands that no public market now exists for any of the Shares and that Buyer and Buyer's Parent have made no assurances that a public market will ever exist for the Shares. Seller understands that the Shares have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller's and Seller's Parent's representations as expressed herein. Seller understands that the Shares are "restricted securities" under applicable U.S. federal and state securities laws and regulations, and that pursuant to these laws, Seller must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities or an exemption from such registration and qualification requirements is available. Seller acknowledges that except as set forth in the Registration Rights Agreement neither Buyer nor Buyer's Parent has any obligation to register or qualify the Shares for resale. Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and requirements relating to Buyer's Parent which are outside of Seller's control and which Buyer's Parent is under no obligation, and may not be able, to satisfy.

         SECTION 3A.5. LEGENDS. It is understood that the Shares, and any securities issued in respect thereof or exchange therefor, may bear the following legend and any legend required by the Blue Sky laws of any state of the United States to the extent such laws are applicable to the shares represented by the certificate so legended:

         "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS."

                                   ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer and Buyer's Parent each hereby severally represents and warrants as to itself to Seller, as of the Closing Date, as follows:

         SECTION 4.1. ORGANIZATION AND POWER OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full corporate power and authority to own its properties and conduct the business presently being conducted by it, to execute this Agreement, and to consummate the transactions contemplated by this Agreement. Buyer's Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to issue the Shares and enter into the transaction as contemplated by this Agreement.

         SECTION 4.2. AUTHORIZATION; SHARES DULY ISSUED. The execution, delivery and performance of this Agreement and all other agreements, instruments and documents contemplated hereby by Buyer and Buyer's Parent have been duly authorized and approved by all requisite action on the part of Buyer and Buyer's Parent, and this Agreement constitutes the valid and binding obligation of Buyer and Buyer's Parent and is enforceable against Buyer and Buyer's Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or limiting creditors' rights generally and by equitable principles. Buyer's Parent has duly authorized the issuance of the Shares, and when issued in accordance with this Agreement, the Shares will be duly and validly issued, fully paid and nonassessable.

         SECTION 4.3. NO CONFLICT. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not, (a) violate any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to Buyer or Buyer's Parent, or any permit, license or approval of any Governmental Entity, (b) conflict with any provision of Buyer's or Buyer's Parent's certificate of incorporation or by-laws, (c) result in any violation of, and will not conflict with, or result in a breach of any terms of, or constitute a default under, any mortgage, instrument or agreement to which Buyer or Buyer's Parent is a party or by which Buyer or Buyer's Parent is bound, or (d) require any notice to, or consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity or other third party, which, in the case of clause (c) or (d), would have a material adverse effect on Buyer's or Buyer's Parent's ability to consummate the transactions contemplated by this Agreement.

                                    ARTICLE 5

                                    COVENANTS

         SECTION 5.1. FURTHER ASSURANCES. Seller and Seller's Parent will provide such other information, and execute and deliver all such. other and additional instruments, notices, releases, undertakings, consents and other documents, and will do all such other acts and things, as may be reasonably requested by Buyer as necessary to assure to Buyer all the rights and interests granted or intended to be granted under this Agreement. Seller and Seller's Parent shall take or shall cause to be taken such other reasonable actions as Buyer may require more effectively to transfer, convey and assign to, and vest in, Buyer, and put Buyer in possession of, the Purchased Assets as contemplated by this Agreement. In the event that any of the Purchased Assets cannot be fully and effectively transferred to Buyer without the consent of a third party or parties, and if at the Closing Buyer shall have waived its right to receive at the Closing such consent, Seller and

Seller's Parent shall thereafter be obligated to use their reasonable commercial efforts to assure to Buyer the benefits of such contract, commitment, other arrangement or other Purchased Asset.

         SECTION 5.2. COVENANTS NOT TO COMPETE.

         (a) Non-Competition. For the Non-Compete Period (as that term is defined below), neither Seller nor Seller's Parent shall anywhere in the world (the "Territory") engage in competition with Buyer or an affiliate thereof, in any manner or capacity (e.g., as an advisor, principal, agent, partner, member, officer, director, shareholder, employee, member of any association, or otherwise), in the business of developing, marketing and providing data processing services to credit unions, including, without limitation, developing, marketing or licensing any product that competes with the "MANAGER GOLD" software product (together, the "Competitive Activities"). Notwithstanding the foregoing, Seller's Parent may act as a reseller on behalf of an unaffiliated third party with respect to data processing services and software products, provided that Seller's Parent does not solicit or enter into any sale, license or other transaction with any party who was a customer or prospective customer of the Business as of the Closing. Neither Seller nor Seller's Parent shall own, participate in the ownership of, lend money, guarantee loans, make gifts of money or other property, or otherwise lend financial or other assistance (other than as a reseller, as permitted above) in any form to any Person, firm, association, partnership, venture, corporation or other business entity which is engaged in, or will within the Non-Compete Period engage in, any of the activities prohibited by this Section 5.2.

         (b) Limitation on Covenant. Ownership by Seller or Seller's Parent, as a passive investment, of less than one percent (1%) of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 5.2.

         (c) Employees. During the Non-Compete Period, neither Seller nor Seller's Parent shall, either on their own account or in conjunction with or on behalf of any other Person, firm or company, employ, solicit, entice away or attempt to employ, solicit or entice away from Buyer or any affiliate of Buyer any person who at the date hereof is, or at the date of or within the year preceding such employment, solicitation, enticement or attempt shall have been, an officer, manager, consultant or employee of Buyer or any affiliate of Buyer. Notwithstanding the foregoing, in no event will Seller or Seller's Parent be deemed in violation of this section (i) based upon general solicitations of employment not specifically directed towards Buyer's employees or (ii) to the extent they make any offers to any employee that is terminated by Buyer or Parent.

         (d) Confidentiality. Neither Seller nor Seller's Parent will at any time hereafter make use of or disclose or divulge to any Person (other than to officers or employees of Buyer whose province it is to know the same) any information (other than any information properly available to the public or disclosed or divulged pursuant to an order of a court of competent jurisdiction) relating to Buyer or the Business, the identity of the customers and suppliers of Buyer or the Business, or the products, finances, contractual arrangements, business or methods of business of Buyer or the Business and shall use its best endeavors to prevent the publication or disclosure of any such information by Seller or Seller's Parent. Seller and Seller's Parent each acknowledge that many of the Purchased Assets are trade secrets which Buyer has purchased and which Seller and Seller's Parent are forever restricted from using or disclosing. If, in connection with the business or affairs of Seller, Seller or Seller's Parent shall have obtained trade secrets or other confidential information belonging to any third party under an agreement which contained restrictions on disclosure by Seller or Seller's Parent, Seller or Seller's Parent, as the case may be, will not at any time infringe such restrictions. Notwithstanding the foregoing, Buyer and Buyer's Parent understand and agree that Seller's Parent, its subsidiaries and their respective businesses (other than the Business) utilize information which is shared with Seller in connection with their respective businesses and the foregoing shall in no event prevent Seller's Parent or its affiliates (other than Seller) from utilizing such information in the future provided that such use does not benefit Seller or Seller's Parent in any way that violates Section 5.1(a). Notwithstanding the foregoing, the provisions of this paragraph shall not apply to any information that: (i) is in the possession of Seller's Parent unrelated to the Business; (ii) is in the public domain; (iii) enters the public domain through sources independent of Seller; (iv) is disclosed by Buyer to a third party on a non-confidential basis; (v) is lawfully obtained by Seller's Parent from a third party; (vi) is at any time developed by Seller's Parent independently of any information received from Seller; or (vii) is required to be disclosed by law.

         (e) Injunctive Relief. Seller and Seller's Parent acknowledge that any violation of any provision of this Section 5.2 will cause irreparable harm to Buyer, that damages for such harm will be incapable of precise measurement and that, as a result, Buyer will not have an adequate remedy at law to redress the harm caused by such violations. Therefore, in the event of a violation of
Section 5.2 by Seller or Seller's Parent, Seller and Seller's Parent each agrees that, in addition to its other remedies, Buyer shall be entitled, without the necessity of either proof of actual damage or the posting of a bond, to injunctive relief, including but not limited to an immediate temporary injunction, temporary restraining order and/or preliminary or permanent injunction to restrain or enjoin any such violation. Seller and Seller's Parent each acknowledges that any violation of this Section 5.2 will cause Buyer irreparable harm and that such irreparable harm will affect Buyer at its principal place of business in Glastonbury, Connecticut, and, therefore, Seller and Seller's Parent does each hereby submit to jurisdiction before any state or federal court sitting in the State of Connecticut, at Buyer's election, and Seller and Seller's Parent each hereby waives any right to raise the question of jurisdiction and venue in any action that Buyer may bring in any such court against Seller or Seller's Parent.

         (f) Severability. The parties understand and agree that the covenant set forth in this Section 5.2 shall be construed as a series of separate covenants not to compete, one covenant for each country, state and province within the Territory, one for each separate line of the Competitive Activities, and one for each month of the Non-Compete Period. Should any clause, portion or paragraph of this Section 5.2 be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of this Section 5.2. Should any particular covenant or restriction, including but not limited to the covenants and restrictions of
Section 5.2(a), 5.2(c) and 5.2(d), be held to be unreasonable or unenforceable for any reason, including without limitation the time period, geographical area and scope of activity covered by such covenant, then a court may modify any such covenant or restriction in order to give it effect and allow it to be enforced to the greatest extent that would be reasonable and enforceable.

         (g) Acknowledgment. Seller and Seller's Parent each acknowledges that this covenant not to compete is a mandatory condition precedent to the Closing of the transactions contemplated by this Agreement, and that, in the absence of the preceding covenant not to compete, Buyer would not have consented to the Closing.

         (h) Non-Compete Period. (i) The Non-Compete Period shall be five (5) years after the Closing Date or, if ordered by a court of competent jurisdiction, one of the periods of time listed in clause (ii).

                  (ii) If ordered by a court of competent jurisdiction, the Non-Compete Period for Seller or Seller's Parent shall be one of the following periods of time:

                           (A) four (4) years and six (6) months from the Closing Date;

                           (B)      four (4) years from the Closing Date;

                           (C) three (3) years and six (6) months from the Closing Date;

                           (D)      three (3) years from the Closing Date;

                           (E) two (2) years and six (6) months from the Closing Date;

                           (F)      two (2) years from the Closing Date;

                           (G) one (1) year and six (6) months from the Closing Date;

                           (H)      one (1) year from the Closing Date; or

                           (I)      six (6) months from the Closing Date.

         SECTION 5.3. USE OF NAMES. From and after the Closing Date, Seller shall cease to use the names "Liberty FiTech Systems, Inc.," "MANAGER GOLD", "FiTECH", "FiTech Systems" "BRAVURA" or any similar name and, as indicated in
Section 2.7(c), shall change its corporate name at Closing. Buyer agrees that it will not use the name "Liberty" in conjunction with the name "FiTech" at any time after June 30, 2004.

         SECTION 5.4. PASSAGE OF TITLE AND RISK OF LOSS. Legal title, equitable title, and risk of loss with respect to the property and rights to be transferred hereunder shall not pass to Buyer until the property or right is transferred at the Closing and possession thereof is delivered to Buyer.

         SECTION 5.5. TRANSFER OF GOODWILL AND BUSINESS. From and after the Closing Date, Seller and Seller's Parent shall, when reasonably requested to do so by Buyer and at Buyer's expense, provide reasonable good faith assistance to effectuate a smooth transfer of the Business and goodwill to Buyer.

         SECTION 5.6. EXPENSES; TRANSFER TAXES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. Any sales, use, franchise, conveyance or other transfer Tax which becomes payable by any of the parties to this Agreement as a result of the conveyance and transfer from Seller to Buyer of the Purchased Assets or otherwise as a result of the transactions contemplated hereby and any other transfer or documentary Taxes or any filing or recording fees applicable to such conveyance and transfer shall be paid by Seller and Seller's Parent, and Seller and Seller's Parent shall promptly provide Buyer with proof of payment of such Taxes.

         SECTION 5.7. TAXES.

         (a) Continuing Obligation. Seller and Seller's Parent shall be responsible for and pay or cause to be paid when due all of Seller's Taxes attributable to, levied or imposed upon or incurred in connection with the Purchased Assets or the Business relating or pertaining to the period (or that portion of any period) ending on or prior to the Closing Date. Seller and Seller's Parent shall continue to timely file within the time period for filing, or any extension granted with respect thereto, all of Seller's Tax Returns required to be filed in connection with the Purchased Assets and such Tax Returns shall be true and correct and completed in accordance with applicable laws. Seller shall provide Buyer with copies of such Tax Returns for its review and comment at least twenty (20) business days before such Tax Returns must be filed.

         (b) Status at Closing. At Closing, Seller shall have (i) paid or cause to be paid all Taxes it is required to pay as of such time, and (ii) withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld as of such time, if any.

         (c) Tax Elections. No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the tax treatment of the Purchased Assets in the hands of Buyer after the Closing shall be made by Seller after the date of this Agreement without the prior written consent of Buyer.

         (d) Cooperation and Records Retention. Seller, Seller's Parent and Buyer shall each (i) provide the others with such assistance as may reasonably be requested by any of them in connection with the preparation of any Return, audit or other examination by any taxing authority or judicial or administrative proceeding relating to liability for Taxes, (ii) retain and provide the others with any records or other information which may be relevant to such Return, audit or examination, proceeding or determination, and (iii) provide the others with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Return of the others for any period. Without limiting the generality of the foregoing, Buyer, Seller's Parent and Seller shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Returns, supporting work schedules and other records or information which may be relevant to such Returns for all Tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

         SECTION 5.8. EMPLOYMENT MATTERS. Seller will terminate, effective upon Closing, the employment of all employees of the Business whom Buyer has indicated a desire to employ, and Seller shall pay all compensation or other money due to such employees with respect to their employment and termination by Seller through and including the Closing Date. Seller and Seller's Parent shall cooperate with Buyer in Buyer's efforts to hire such employees as Buyer deems desirable for the continuation of the Business, and Seller shall, and hereby does, release those employees who accept employment with Buyer from their obligations under any non-competition or confidentiality agreement in favor of Seller, to the extent necessary to allow them to become employed by Buyer. Buyer agrees to reimburse Seller in cash in an amount not to exceed $56,500.00 for Seller's severance obligations actually paid by Seller to those employees of the Business to whom Buyer did not extend offers of employment.

                                    ARTICLE 6

                                 INDEMNIFICATION

         SECTION 6.1. INDEMNIFIED LOSSES. For the purpose of this Article 6 and when used elsewhere in this Agreement, "Losses" shall mean and include any and all liability, loss, damage, claim, expense, cost, fine, fee, penalty, obligation or injury including those resulting from any and all actions, suits, proceedings, demands, assessments or judgments, together with reasonable costs and expenses including the attorneys' fees and other legal costs and expenses relating thereto.

         SECTION 6.2. INDEMNIFICATION BY SELLER. Subject to the limitations set forth in this Article 6, Seller hereby agrees to indemnify and hold harmless Buyer against and in respect of any Losses which arise out of or result from:

         (a) any breach by Seller of any representation or warranty of Seller made herein or in any certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

         (b) any breach by Seller of any covenant or obligation of Seller in this Agreement or in any certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

         (c) any liability or obligation of Seller or the Business as operated through the Closing Date or otherwise arising out of the ownership or operation of Seller, the Business or the Purchased Assets prior to the Closing, other than the Assumed Liabilities, whether or not such liability or obligation was disclosed to Buyer;

         (d) any noncompliance with bulk sales or fraudulent conveyance laws with respect to the transactions contemplated by this Agreement; and

         (e) as provided in Section 6.5 hereof.

         SECTION 6.3. INDEMNIFICATION BY SELLER'S PARENT. Subject to the limitations set forth in this Article 6, Seller's Parent hereby agrees to indemnify and hold harmless Buyer against and in respect of any Losses which arise out of or result from:

         (a) any breach by Seller's Parent of any representation or warranty of Seller's Parent made herein or in any certificate, document, writing or instrument delivered by Seller's Parent pursuant to this Agreement;

         (b) any breach by Seller's Parent of any covenant or obligation of Seller's Parent in this Agreement or in any certificate, document, writing or instrument delivered by Seller's Parent pursuant to this Agreement;

         (c) Seller's liability and obligations to Buyer under Section 6.2(a) for breach of Seller's representations and warranties set forth in Sections 3.2, 3.4, 3.16, 3.17 and 3.18; and

         (d) Seller's liability and obligations to Buyer under Section 6.2(b),
Section 6.2(c), Section 6.2(d) or under Section 6.5.

         SECTION 6.4. INDEMNIFICATION BY BUYER. Subject to the limitations set forth in this Article 6, Buyer agrees to indemnify and hold harmless Seller against and in respect of any Losses which arise out of or result from, and solely with respect to clause (d) below, Buyer and Buyer's Parent jointly and severally agree to indemnify and hold harmless Seller and Seller's Parent against and in respect of any Losses which arise out of or result from:

         (a) any breach by Buyer or Buyer's Parent of any representation or warranty of Buyer or Buyer's Parent made herein or in any certificate, document, writing or instrument delivered by Buyer or Buyer's Parent pursuant to this Agreement;

         (b) any breach by Buyer or Buyer's Parent of any covenant or obligation of Buyer or Buyer's Parent in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer or Buyer's Parent pursuant to this Agreement;

         (c) the Assumed Liabilities;

         (d) the lease described in item 4(c)(i) of Schedule 3.13; and

         (e) as provided in Section 6.6 hereof.

         SECTION 6.5. THIRD PARTY CLAIMS AGAINST BUYER. Subject to the limitations set forth in this Article 6, Seller further agrees to indemnify and hold Buyer harmless from and against any and all Losses resulting from causes of action or claims of any kind asserted by unrelated third parties arising from any liability of any nature incurred in connection with any action, suit, proceeding, claim or demand by any person or entity to the extent that the alleged or actual breach, default, act, omission or other grounds therefore is attributable to events occurring prior to the Closing and related to Seller, the Business or the Purchased Assets, including, without limitation, any and all Losses attributable to goods, products and services provided by Seller prior to the Closing Date, whether or not such litigation, proceeding or claim is pending, threatened, or asserted before, on or after the Closing Date. In the event that the third party alleges such a breach, default, act, omission or other grounds as attributable to events occurring prior to the Closing, but the actual breach, default, act, omission or other grounds are ultimately found to have occurred after the Closing, Buyer shall not be entitled to such indemnification and hold harmless.

         SECTION 6.6. THIRD PARTY CLAIMS AGAINST SELLER. Subject to the limitations set forth in this Article 6, Buyer further agrees to indemnify and hold Seller harmless from and against any and all Losses resulting from causes of action or claims of any kind asserted by unrelated third parties arising from any liability of any nature incurred in connection with any action, suit, proceeding, claim or demand by any person or entity to the extent that the alleged or actual breach, default, act, omission or other grounds therefore is attributable to events occurring after the Closing and related to Buyer, the Business or the Purchased Assets, whether or not such litigation, proceeding or claim is pending, threatened, or asserted before, on or after the Closing Date. In the event that the third party alleges such a breach, default, act, omission or other grounds as attributable to events occurring after the Closing, but the actual breach, default, act, omission or other grounds are ultimately found to have occurred prior to the Closing, Seller shall not be entitled to such indemnification and hold harmless.

         SECTION 6.7. LIMITATIONS ON INDEMNIFICATION BY SELLER AND SELLER'S PARENT. Notwithstanding any other provision of this Article 6, Seller and Seller's Parent shall not be liable to Buyer under Section 6.2(a), 6.3(a) or 6.3(c), respectively, for breach of representations and warranties (a) until the total of all Losses with respect to such matters exceeds $50,000, after which Seller and Seller's Parent shall be liable only for the amount of such Losses that exceed $50,000 (the "Deductible"), and (b) for Losses in excess of $1,150,000 (the "Cap"), provided that Seller's and Seller's Parent's liability under Section 6.2(a) and 6.3(c) for Losses that arise from the breach of the representations and warranties of Seller set forth in Sections 3.2, 3.4, 3.16,
3.17 and 3.18 shall not be subject to the Cap. Notwithstanding any other provision of this Article 6, Buyer's sole recourse for the payment of and satisfaction of claims under Section 6.2(a) for breach of representations and warranties shall be the exercise of its right of set-off against the Note pursuant to Section 6.8, provided that Buyer's recourse for the payment of and satisfaction of claims under Section 6.2(a) for breach of the representations and warranties set forth in Sections 3.2, 3.4, 3.16, 3.17 and 3.18 shall not be limited to Buyer's rights to set-off against the Note pursuant to Section 6.8. Nothing set forth in this Section 6.7 limits Seller's liability and obligations under Sections 2.3, 2.4, 6.2(b), (c) or (d) or 6.5 or Seller's Parent's liability and obligations under Sections 6.3(b) or 6.3(d).

         SECTION 6.8. SET-OFF. (a) Buyer shall be entitled to a set-off against
(i) the Escrow Funds for any amounts payable to Buyer under Section 2.3(d) or
Section 2.4(b) only, in accordance with the provisions of Sections 2.3 and 2.4, respectively, (ii) amounts otherwise payable and/or principal outstanding under the Note, for any amounts payable to Buyer under Section 2.3(d) or Section 2.4(b), in accordance with the provisions of Sections 2.3 and 2.4, respectively, and this Section 6.8, and (iii) amounts otherwise payable and/or principal outstanding under the Note, for any amounts payable to Buyer by either Seller or Seller's Parent under this Article 6 in accordance with this Section 6.8 (amounts that Buyer claims are payable to it under this Article 6 are referred to herein as a "Claimed Set-Off"). Set-off against the Note for amounts payable to Buyer under Section 2.3 or 2.4 shall be made by Buyer only once the Final Net Current Liabilities or Receivable Shortfall, as applicable, have been finally determined in accordance with the provisions of Section 2.3 or 2.4, as applicable.

         (b) Buyer shall give Seller written notice containing sufficient detail of any Claimed Set-Off. Seller shall have fifteen (15) days from the date of Buyer's written notice to object to the Claimed Set-Off. Seller shall make any objection to a Claimed Set-Off in writing and shall forward the same to Buyer in the case of a claim for reduction of amounts otherwise payable and/or principal outstanding under the Note (a "Note Claim"). If Seller does not timely object to a Note Claim, Buyer may set-off the amount of such Claimed Set-Off by reducing the amounts otherwise payable and/or principal outstanding under the Note and providing written notice of such set-off to Seller, including the effective date of such set-off for purposes of determining the date for proper accrual of interest on the revised principal outstanding under the Note.

         (c) If Seller does timely object to a Claimed Set-Off that is a Note Claim, Buyer may suspend payment of the amount of the Claimed Set-Off until the dispute has been definitively resolved among Buyer and Seller or Seller's Parent
(A) by agreement or (B) by court proceedings. If Seller does timely object and Seller and Buyer are unable to agree to the amount of the Claimed Set-Off within thirty (30) days, either Seller or Buyer may institute court proceedings for a determination of the amount of the Claimed Set-Off.

         (d) The suspension of payments under the Note in the amount of disputed Claimed Set-Offs will not constitute an event of default under the Note or any instrument securing the Note.

         SECTION 6.9. SURVIVAL. All representations and warranties made by Seller, Seller's Parent, Buyer and Buyer's Parent herein (except for those set forth in Sections 3.2, 3.4, and 4.2, which shall survive indefinitely and those set forth in Sections 3.16, 3.17 and 3.18, which shall survive until expiration of the applicable statute of limitation), or in any certificate, document, writing or instrument delivered pursuant to this Agreement, shall survive the Closing for a period of the one (1) year following the Closing Date. No claim may be asserted (a) under Section 6.2(a), 6.3(a), or 6.4(a) with respect to breach of a representation or warranty after the one (1) year anniversary of the Closing Date, except for claims for breach of a representation or warranty set forth in Section 3.2, 3.4, 3.16, 3.17, 3.18, 4.1 or 4.2, or (b) under Section
6.2(c), Section 6.5, Section 6.6, or Section 6.3(d) after the three (3) year anniversary of the Closing Date, provided that in case of either clause (a) or
(b), claims as to which written notice is given prior to such date may be prosecuted thereafter. The indemnity obligations set forth in Sections 6.2(b), 6.2(d), 6.3(b), 6.4(b), 6.4(c) and 6.4(d) shall survive indefinitely.

         SECTION 6.10. EXCLUSIVE REMEDY. The provisions of this Article 6 set forth the sole and exclusive remedy of the parties hereto with respect to any dispute arising under this Agreement, provided however that the provisions of this Article 6 shall not limit the dispute resolution provisions of Sections 2.3 and 2.4, or the rights or remedies of Buyer or Seller with respect to any breach of Article 5.

                                    ARTICLE 7

                                  MISCELLANEOUS

         SECTION 7.1. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and delivered personally or sent by overnight delivery, postage prepaid to the addresses set forth below:

         To Buyer and Buyer's Parent:

                  Open Solutions FiTech, Inc.
                  300 Winding Brook Drive
                  Glastonbury, CT 06033
                  Attention:  Chief Financial Officer

         To Seller:

                  Liberty FiTech Systems, Inc.
                  c/o Liberty Enterprises, Inc.
                  5267 Program Avenue
                  Mounds View, MN 55112
                  Attention: Chief Financial Officer

         SECTION 7.2. ENTIRE AGREEMENT. This Agreement (including the schedules and exhibits hereto) constitutes the sole understanding of the parties with respect to the subject matter hereof.

         SECTION 7.3. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 7.4. PARTIES IN INTEREST; ASSIGNMENT. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns, provided that (a) Seller and Seller's Parent may not assign or delegate this Agreement or any right, liability or obligation hereunder without Buyer's prior written consent and any assignment or delegation by Seller or Seller's Parent without the prior written consent of Buyer shall be void and of no force or effect, and (b) Buyer and Buyer's Parent may not assign or delegate this Agreement or any right, liability or obligation hereunder except to a transferee of all or substantially all of its business, and in that case only if the assignee agrees to assume all of the obligations of the assignor hereunder, and any assignment contrary to the requirements hereof shall be void and of no force or effect. Notwithstanding the foregoing, Seller may assign its rights in and to this Agreement after the Closing Date to Seller's Parent in connection with the complete liquidation of Seller and distribution of all of Seller's assets to Seller's Parent provided that Seller's Parent agrees to assume all of Seller's obligations hereunder.

         SECTION 7.5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without reference to its conflicts of laws principles.

         SECTION 7.6. SCHEDULES AND HEADINGS. All of the schedules and exhibits attached hereto are a part of this Agreement and all of the matters contained therein are incorporated herein by reference. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute part of this Agreement.

         SECTION 7.7. AMENDMENT. This Agreement may be amended only by the parties hereto by any instrument in writing signed by or on behalf of each of the parties hereto.

         SECTION 7.8. WAIVER. Any term or provision of this Agreement may be waived only in writing by the party or parties who are entitled to the benefits being waived.

[The remainder of this page is intentionally left blank; the next succeeding page is a signature page.]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the date first above written.

LIBERTY FiTECH SYSTEMS, INC.                  OPEN SOLUTIONS FiTECH, INC.

By: /s/ Stanley C. Hollen                     By: /s/ Carl D. Blandino
    -------------------------------               ------------------------------
    Name: Stanley C. Hollen                       Name: Carl D. Blandino
    Title: Chief Executive Officer                Title: Secretary and Treasurer

LIBERTY ENTERPRISES, INC., solely             OPEN SOLUTIONS INC., solely with
respect to Section 2.7 and Articles           respect to Section 2.2(d), 2.8
3, 5 & 6 hereof                               and Article 4 hereof

By: /s/ Stanley C. Hollen                     By: /s/ Carl D. Blandino
    ------------------------------                ------------------------------
    Name: Stanley C. Hollen                       Name: Carl D. Blandino
    Title: Chief Executive Officer                Title: Secretary and Treasurer

                  [Signature Page to Asset Purchase Agreement]

                                Omitted Schedules

         Pursuant to Item 601(b)(2) of Regulation S-K promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, Open Solutions Inc. (the "Company") has, with respect to the Asset Purchase Agreement between Liberty FiTech Systems, Inc., Liberty Enterprises, Inc., Open Solutions FiTech, Inc. and the Company dated June 30, 2003, omitted to file the schedules listed in the table of contents herewith. These schedules will be supplementally furnished to the Commission upon request.

                                 PROMISSORY NOTE

$1,700,000                                              GLASTONBURY, CONNECTICUT
                                                        JUNE 30, 2003

         FOR VALUE RECEIVED, OPEN SOLUTIONS FiTECH, INC., a Delaware corporation (the "Maker") promises to pay to LIBERTY FiTECH SYSTEMS, INC. a Minnesota corporation, at 5267 Program Avenue, Mounds View, Minnesota 55112 (the "Holder"), or at such other address as the Holder may designate in writing from time to time, the principal sum of ONE MILLION SEVEN HUNDRED THOUSAND DOLLARS ($1,700,000.00) together with interest upon the principal sum thereof from time to time outstanding, at the annual interest rate of five percent (5%). This Promissory Note (this "Note") is the "Note" issued pursuant to that certain Asset Purchase Agreement by and among, inter alia, the Holder and the Maker dated June 30, 2003 (the "Purchase Agreement"). Capitalized terms used in this Note and not defined herein shall have the meanings set forth in the Purchase Agreement.

         1. PAYMENT. If not sooner paid, (a) $1,500,000 in principal amount of this Note, together with any accrued and unpaid interest thereon shall be due and payable on June 30, 2004 and (b) $200,000 in principal amount of this Note, together with any accrued and unpaid interest thereon shall be due and payable on December 31, 2004.

         In addition, the Holder may require repayment of this Note in full upon
(a) the closing of the first public offering pursuant to a registration statement ("Registration Statement") effective under the Securities Act of 1933, as amended, covering the offer and sale of securities for the account of the Maker's parent company, Open Solutions Inc., a Delaware corporation ("Maker Parent"), (b) a merger or consolidation of Maker Parent with or into. another corporation or entity or a sale of all or substantially all of Maker Parent's stock or assets, unless the holders of Maker Parent's voting capital stock immediately prior to such event hold at least a majority of the voting equity securities of the surviving, resulting or acquiring entity, or (c) Maker's Parent ceases to own at least a majority of the voting capital stock of the Maker, or the Maker sells or transfers all or substantially all of its assets to another party.

         Interest shall be computed on the basis of a year of 365 days and the actual number of days elapsed. Payments shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts. If requested in writing by the Holder, payments shall be made by wire transfer of immediately available funds in accordance with wire transfer instructions provided to the Maker by the Holder in writing. All payments made hereunder shall be applied first to accrued interest and then to principal.

         2. DEFAULT RATE. During the continuance of an Event of Default, any past due principal shall bear interest at a rate of nine percent (9%) per annum, or at the maximum lawful rate of interest which may be charged thereon by Holder, if any, whichever is less (the "Default Rate").

         3. ADJUSTMENT AND OFFSET; SECURITY. The outstanding principal balance of and accrued interest on this Note may be offset, increased or otherwise adjusted pursuant to the terms of Section 2.3(d), Section 2.4(b) and/or Section 6.8 of the Purchase Agreement. In the event that the outstanding principal balance of this Note is adjusted in accordance with the preceding sentence, interest shall accrue on such adjusted principal balance only from the time when such adjustment is fixed, provided that any increase in the principal amount of this Note pursuant to Section 2.3(d) of the Purchase Agreement shall be deemed effective as of the initial date of this Note. The payment and performance of this Note is secured by that certain Security Agreement (the "Security Agreement") between the Maker and the Holder of even date herewith.

         4. WAIVER. The Maker waives presentment, demand, notice, protest, and all other demands or notices in connection with the delivery, performance, default or enforcement of this Note. In the event of default hereunder, the Maker shall, in addition to other sums due hereunder, pay all costs and reasonable attorneys' fees incurred in any action to collect this Note.

         5. PREPAYMENT. The Maker may prepay all or any part of the amounts outstanding under this Note at any time and from time to time without premium or penalty.

         6. DEFAULT. The term "Event of Default" shall include each or all of the following events with respect to the Maker:

         (a) Maker shall fail to pay, within five (5) days of the date on which such payment is due, the principal of or accrued interest on this Note, and such failure to pay shall continue for 10 days after written notice thereof is given to the Maker by the Holder;

         (b) The occurrence of any of the following events with respect to the
         Maker:

                  (i) the admission in writing of insolvency or inability to pay debts generally as they become due;

                  (ii) if by the order of a court of competent jurisdiction, a receiver or liquidator or trustee of the Maker is appointed and shall have not been discharged within a period of ninety
                  (90) days, or if, by decree of such a court, the Maker is adjudicated a bankrupt or any substantial part of its property shall be sequestered and such a decree shall continue undischarged and unstayed for a period of ninety (90) days after the entry thereof pursuant to the Federal Bankruptcy Code, as it now exists or as it may hereafter be amended or pursuant to any other analogous statute applicable to the Maker as now or hereinafter in effect, shall be filed against the Maker and shall not be dismissed within ninety (90) days; or

                  (iii) if the Maker files a petition of voluntary bankruptcy under any provision of any bankruptcy law or a petition to take advantage of any insolvency act, or consent to the appointment of a receiver or receivers for all or any part of the business of the Maker or consents to the filing of any bankruptcy, arrangement or reorganization petition by or against the Maker under any provision of the bankruptcy law, or (without limiting the generality of the foregoing) the Maker files a petition or answer seeking an arrangement or reorganization of the Maker pursuant to the Federal Bankruptcy Code, as it now exists or as it may hereafter be amended, or pursuant to any other analogous statute applicable to the Maker as now or hereafter in effect; or

         (g)      An "Event of Default" occurs under the Security Agreement.

         Upon the occurrence of an Event of Default, the entire principal balance, with all accrued interest thereon, shall, at Holder' option and upon written notice to the Maker, become immediately due and payable. Failure to exercise this option, however often, shall not constitute a waiver of the right to exercise it thereafter. Except as herein expressly provided, no modification or amendment of the terms of this Note shall be effective unless made in a writing signed by the Maker and the Holder.

         Maker hereby waives demand for payment, presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor and diligence in collection as to each and every payment due hereunder; and further agrees to pay all reasonable costs and expenses of collection, including court costs and reasonable attorneys' fees incurred in collecting the indebtedness secured hereby, or in exercising or defending, or obtaining the right to exercise, the rights of Holder hereunder, under the Note or under the Security Agreement, whether suit be brought or not, and in foreclosure, in bankruptcy, insolvency, arrangement, reorganization and other debtor-relief proceedings, in probate, in other court proceedings, or otherwise, and all reasonable costs and expenses incurred by Holder in exercising its rights under the Security Agreement.

         Holder shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies, and no waiver of any kind shall be valid unless in writing and signed by Holder. All rights and remedies of Holder under the terms of this Note and/or of the Security Agreement, and under any statutes or rules of law shall be cumulative and may be exercised successively or concurrently. Any provision of this Note which may be unenforceable or invalid under any law shall be ineffective to the extent of such unenforceability or invalidity without affecting the enforceability or validity of any other provision hereof.

         7. USURY. It is the intention of the parties to conform strictly to the usury laws, whether state or federal, that are applicable to this Note. All agreements between the Maker and the Holder, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to the Holder, or collected by the Holder, for the use, forbearance or detention of the money to be loaned hereunder or otherwise, or for the payment or performance of any covenant or obligation contained herein, exceed the maximum amount permissible under applicable federal or state usury laws. If under any circumstances whatsoever fulfillment of any provision hereof, at the time performance of such provision shall be due, shall involve exceeding the limit of such validity prescribed by law, then the obligation to be fulfilled shall be reduced to the limit of such validity; and if under any circumstances the Holder shall ever receive an amount deemed interest by applicable law, which would exceed the highest lawful rate, such amount that would be excessive interest under applicable usury laws shall be applied to the reduction of the principal amount owing hereunder and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal, the excess shall be deemed to have been a payment made by mistake and shall be refunded to the Maker or to any other person making such payment on the Maker's behalf.

         8. ASSIGNMENT. All references to the "Holder" or the "Maker" shall apply to their respective successors and assigns. Notwithstanding anything herein to the contrary, this Note may not be assigned or transferred by the Holder without the prior written consent of the Maker in each instance, which consent will not be unreasonably withheld or delayed, provided that the Holder may transfer this Note in whole (but not in part) to David Copham, Cheryl Copham, Kristen Copham or Jed Copham, or to a trust or entity solely for the benefit of one or more of them. Any assignment or transfer in violation of this
Section 8 shall be null and void.

         9. GOVERNING LAW. This Note shall be governed by and construed in accordance with laws of the State of Delaware without regard to its choice of law principles.

         IN WITNESS WHEREOF, the Maker has caused this Note to be signed by its duly authorized officer on the day and year first above written.

                                   OPEN SOLUTIONS FiTECH, INC.

                                   By: /s/ Carl D. Blandino
                                       ------------------------------
                                       Name: Carl D. Blandino
                                       Title: Secretary and Treasurer

                       [Signature Page to Promissory Note]

                                    EXHIBIT C

                               SECURITY AGREEMENT

SECURITY AGREEMENT (this "Agreement"), dated as of June 30, 2003, between OPEN SOLUTIONS FiTECH, INC., a Delaware corporation with its principal office at 300 Winding Brook Drive, Glastonbury, CT 06033 (the "Debtor") and LIBERTY FITECH SYSTEMS, INC., a Minnesota corporation with its principal office at 5267 Program Avenue, Mounds View, Minnesota 55112 (the "Secured Party").

         WHEREAS, the Debtor and the Secured Party have entered in an Asset Purchase Agreement dated as of the date hereof (the "Asset Purchase Agreement"), pursuant to which the Debtor purchased substantially all of the Secured Party's assets;

         WHEREAS, as part of the purchase price, the Debtor issued to the Secured Party a certain promissory note dated June 30, 2003 (the "Note") in the original principal amount of $1,700,000; and

         WHEREAS, as security for the Note, the Debtor wishes to grant a security interest in favor of the Secured Party, pursuant to the terms of this Agreement.

         NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  1. DEFINITIONS. All capitalized terms used herein without definitions shall have the respective meanings provided therefor in the Note (including by reference to the Asset Purchase Agreement). The term "State", as used herein, means the State of Delaware. All terms defined in the Uniform Commercial Code of the State and used herein shall have the same definitions herein as specified therein. However, if a term is defined in Article 9 of the Uniform Commercial Code of the State differently than in another Article of the Uniform Commercial Code of the State, the term has the meaning specified in
Article 9. The term "Obligations", as used herein, means all of the indebtedness, obligations and liabilities of the Debtor to the Secured Party under the Note.

                  2. GRANT OF SECURITY INTEREST. The Debtor hereby grants to the Secured Party, to secure the payment and performance in full of all of the Obligations, a security interest in the collateral described on Schedule 1 (the "Collateral"). Notwithstanding any provision of this Agreement to the contrary, the Debtor shall at all times remain free to dividend, contribute distribute, loan or otherwise transfer to its parent company or other common-control affiliate any cash and cash equivalents, whether or not representing the proceeds of the Collateral.

                  3. AUTHORIZATION TO FILE FINANCING STATEMENTS. The Debtor hereby authorizes the Secured Party at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral as being of an equal or lesser scope or with greater detail and (b) provide any other information required by part 5 of Article 9 of the Uniform Commercial Code of the State or such other jurisdictions for the sufficiency or filing office acceptance of any financing statement or amendment, including whether the Debtor is an organization, the type of organization and any organizational identification number issued to the Debtor. The Debtor agrees to furnish any such information to the Secured Party promptly upon the Secured Party's request.

                  4. OTHER ACTIONS AS TO ANY AND ALL COLLATERAL. The Debtor agrees, upon request of the Secured Party and at the Secured Party's option, to take any and all other actions as the Secured Party may determine to be necessary or useful for the attachment, perfection and first priority of, and the ability of the Secured Party to enforce, the Secured Party's security interest in any and all of the Collateral, including, without limitation, (a) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the Uniform Commercial Code, to the extent, if any, that the Debtor's signature thereon is required therefor, (b) causing the Secured Party's name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the Secured Party to enforce, the Secured Party's security interest in such Collateral, (c) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Secured Party to enforce, the Secured Party's security interest in such Collateral and (d) taking all actions under any earlier versions of the Uniform Commercial Code or under any other law, as reasonably determined by the Secured Party to be applicable in any relevant Uniform Commercial Code or other jurisdiction, including any foreign jurisdiction.

                  5.       REPRESENTATIONS, WARRANTIES AND COVENANTS.

         (a) The Debtor represents and warrants to the Secured Party that as of the date of this Agreement its (i) exact legal name is that indicated on the signature page hereof, (ii) principal place of business is that indicated in the introductory paragraph to this Agreement, and (iii) that the Debtor is incorporated in Delaware.

         (b) The Debtor represents and warrants to the Secured Party that as of the date of this Agreement, the Collateral is free and clear of all interests, liens, attachments, encumbrances and security interests, other than such interests, liens, attachments, encumbrances and security interests as may have existed upon acquisition of the Collateral by the Debtor from the Secured Party.

         (c) Debtor will not change its legal name or state of incorporation unless it makes all filings required under the Uniform Commercial Code to continue in effect the perfection of the security interests created by this Agreement in the Collateral.

         (d) Debtor will not transfer, sell or otherwise dispose of any material portion of the Collateral or any interest therein except for the sale of inventory in the normal course of Debtor's business, the licensing of software and other intellectual property or proprietary rights, and the sale of obsolete or worn out tangible assets, without the Secured Party's prior written consent, unless the Note is repaid in full in connection with such sale or disposition.

         (e) Debtor will keep all tangible Collateral in reasonably good repair, working order and condition, normal depreciation excepted.

         (f) Debtor will promptly pay all taxes and other governmental charges levied or assessed upon or against any Collateral, provided that Debtor shall not be required to pay taxes and charges that are being diligently contested.

         (g) Debtor will promptly notify the Secured Party of any loss of or damage to a material portion of the Collateral.

         (h) Debtor will at all times keep the tangible Collateral insured against risks of fire (including so-called extended coverage), theft, and such other risks and in such amounts as are reasonable and customary, with a lender's loss payee endorsement to the Secured Party to the extent of its interest.

         (i) Debtor will pay or reimburse the Secured Party on demand for all reasonable out-of-pocket expenses (including reasonable attorneys' fees and expenses) incurred by the Secured Party in connection with the creation, continuance or enforcement of this Agreement.

                  6. EVENT OF DEFAULT; RIGHTS AND REMEDIES. For purposes of this Agreement, an "Event of Default" shall be deemed to exist if (a) the Debtor shall fail to pay within five (5) business days of the due date thereof any amount due and payable under the Note, and such failure to pay shall continue for 10 days after written notice thereof is given to the Debtor by the Secured Party, (b) the Debtor is in breach of its covenants set forth in Section 5(d), or (c) the Debtor is in breach of its covenants set forth in Section 5(c),
(e), (f) or (h) and such failure shall continue for thirty (30) days after written notice thereof is given by the Secured Party to the Debtor, provided that if such breach is susceptible to cure but cannot reasonably be cured within such 30 days, no Event of Default shall be deemed to exist so long as the Debtor commences within such 30 days and thereafter diligently pursues action to cure such breach.. If an Event of Default shall have occurred and be continuing, the Secured Party, without any other notice to or demand upon the Debtor, shall have in any jurisdiction in which enforcement hereof is sought, in addition to all other rights and remedies, the rights and remedies of a secured party under the Uniform Commercial Code of the State and of such jurisdiction and any additional rights and remedies as may be provided to a secured party in any jurisdiction in which Collateral is located, including, without limitation, the right to take possession of the Collateral, and for that purpose the Secured Party may, so far as the Debtor can give authority therefor, enter upon any premises on which the Collateral may be situated and remove the same therefrom. The Secured Party shall give to the Debtor at least 10 business days prior written notice of the time and place of any public sale of Collateral or of the time after which any private sale or any other intended disposition is to be made.

                  7. NO WAIVER BY SECURED PARTY, ETC. The Secured Party shall not be deemed to have waived any of its rights and remedies in respect of the Obligations or the Collateral unless such waiver shall be in writing and signed by the Secured Party. No delay or omission on the part of the Secured Party in exercising any right or remedy shall operate as a waiver of such right or remedy or any other right or remedy. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All rights and remedies of the Secured Party with respect to the Obligations or the Collateral shall be cumulative and may be exercised singularly, alternatively, successively or concurrently at such time or at such times as the Secured Party deems expedient.

                  8. SURETYSHIP WAIVERS BY DEBTOR. The Debtor waives demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, Collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description. With respect to both the Obligations and the Collateral, the Debtor assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of or failure to perfect any security interest in any Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Secured Party may deem advisable. The Secured Party shall have no duty as to the collection or protection of the Collateral or any income therefrom, the preservation of rights against prior parties, or the preservation of any rights pertaining thereto beyond the safe custody thereof. The Debtor further waives any and all other suretyship defenses.

                  9. GOVERNING LAW. THIS AGREEMENT IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT AND SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE.

                  10. WAIVER OF JURY TRIAL. THE DEBTOR WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OR ENFORCEMENT OF ANY SUCH RIGHTS OR OBLIGATIONS. Except as prohibited by law, the Debtor waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.

                  11. PREJUDGMENT REMEDY WAIVER. THE DEBTOR HEREBY (I) ACKNOWLEDGES THAT THIS AGREEMENT IS PART OF A COMMERCIAL TRANSACTION AND (II) TO THE EXTENT PERMITTED BY ANY STATE OR FEDERAL LAW, WANES ANY RIGHT IT MAY HAVE TO PRIOR NOTICE OF AND A HEARING ON THE RIGHT OF THE SECURED PARTY, ITS SUCCESSORS OR ASSIGNS TO ANY REMEDY OR COMBINATION OF REMEDIES THAT ENABLES THE SECURED PARTY, ITS SUCCESSORS OR ASSIGNS, BY WAY OF ATTACHMENT, FOREIGN ATTACHMENT, GARNISHMENT OR REPLEVIN TO DEPRIVE THE DEBTOR OF ITS PROPERTY AT ANY TIME PRIOR TO FINAL JUDGMENT IN ANY LITIGATION INSTITUTED IN CONNECTION WITH THIS AGREEMENT AND ANY TRANSACTIONS SECURED HEREBY, AND FURTHER WAIVES ALL RIGHTS TO REQUEST THAT THE SECURED PARTY POST A BOND, WITH OR WITHOUT SURETY, TO PROTECT THE DEBTOR AGAINST DAMAGES THAT MAY BE CAUSED BY ANY SUCH REMEDY OR REMEDIES.

                  12. MISCELLANEOUS. The headings of each section of this Agreement are for convenience only and shall not define or limit the provisions thereof. This Agreement and all rights and obligations hereunder shall be binding upon the Debtor and its successors and assigns, and shall inure to the benefit of the Secured Party and its successors and assigns, specifically including transferees of the Note. If any term of this Agreement shall be held to be invalid, illegal or unenforceable, the validity of all other terms hereof shall in no way be affected thereby, and this Agreement shall be construed and be enforceable as if such invalid, illegal or unenforceable term had not been included herein. The Debtor acknowledges receipt of a copy of this Agreement.

               [Intentionally left blank; signature page follows]

         IN WITNESS WHEREOF, intending to be legally bound, the Debtor and the Secured Party have caused this Agreement to be duly executed as of the date first above written.

LIBERTY FITECH SYSTEMS, INC.                  OPEN SOLUTIONS FiTECH, INC.

By: /s/ Stanley C. Hollen                     By: /s/ Carl D. Blandino
    ------------------------------                ------------------------------
    Name: Stanley C. Hollen                       Name: Carl D. Blandino
    Title: Chief Executive Officer                Title: Secretary and Treasurer

                     [Signature Page to Security Agreement]